EXHIBIT (5)
                           F O L E Y  &  L A R D N E R
                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE


                                 March 25, 1998


   Hein-Werner Corporation
   2120 Pewaukee Road
   Waukesha, Wisconsin 53188-2404

   Ladies and Gentlemen:

             We have acted as counsel for Hein-Werner Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), relating to 100,000 shares of the Company's common stock, $1.00 par value (the "Common Stock"), the associated rights to purchase shares of Common Stock accompanying each share of Common Stock ("Rights") and interests in the Hein-Werner Corporation Retirement and Savings Plan and Trust, as amended to date (the "Plan"), which may be issued or acquired pursuant to the Plan. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of May 9, 1989, by and between the Company and Firstar Trust Company (formerly First Wisconsin Trust Company) (the "Rights Agreement").

             As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Company's Restated Articles of Incorporation and Bylaws as amended to date; (iv) the Rights Agreement;
   (v) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based on the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. It is presently contemplated that the shares of Common Stock to be acquired under the Plan will either be purchased in the open market, acquired in privately negotiated transactions or acquired directly from the Company. To the extent the shares of Common Stock to be acquired under the Plan shall constitute shares newly issued by and acquired directly from the Company, such shares of Common Stock, when issued pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

             Maurice J. McSweeney, a partner of Foley & Lardner, is a director and the Secretary of the Company.

                                      Very truly yours,

                                      /s/ Foley & Lardner
                                      FOLEY & LARDNER